UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2021

Mallinckrodt plc
(Exact name of registrant as specified in its charter)

Ireland	001-35803	98-1088325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

College Business & Technology Park, Cruiserath,
Blanchardstown, Dublin 15, Ireland
(Address of principal executive offices)

+353 1 696 0000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None
Securities registered pursuant to Section 12(g) of the Act:

(Title of each class)
Ordinary shares, par value $0.20 per share
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.    Results of Operations and Financial Condition.

On February 17, 2021, Mallinckrodt plc (“Mallinckrodt” or the “Company”) filed a motion (the “Motion”) in the chapter 11 cases of Mallinckrodt and certain of its subsidiaries pending before the United States Bankruptcy Court for the District of Delaware seeking approval of the making by certain of Mallinckrodt’s subsidiaries of a mandatory prepayment, in the amount of a specified percentage of Mallinckrodt’s excess cash flow, of the term loans outstanding under that certain Credit Agreement, dated as of March 19, 2014 (as amended, supplemented or otherwise modified from time to time), among Mallinckrodt, Mallinckrodt International Finance S.A., as Lux borrower, Mallinckrodt CB LLC, as co-borrower, the lenders party thereto from time to time and Deutsche Bank AG New York, as administrative agent. In connection with the Motion, the Company disclosed that (i) although the Debtors have not completed their financial reporting for the 2020 fiscal year, from which the amount of such mandatory prepayment is derived, the amount of such mandatory payment is expected to be approximately $114 million and (ii) as of the end of the 2020 fiscal year, Mallinckrodt and its subsidiaries had approximately $1.07 billion of unrestricted cash on hand. The Motion is available on advancingmnk.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MALLINCKRODT PLC
(registrant)

Date:	February 18, 2021	By:	/s/ Bryan M. Reasons
Bryan M. Reasons
Executive Vice President & Chief Financial Officer